UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 25, 2013

Apricus Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 222-8041

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On April 25, 2013, the Apricus Biosciences, Inc. (“Apricus Bio” or the “Company”) subsidiaries: Finesco SAS, its French holding company and Scomedica SAS, its French sales company entered into a judicial liquidation procedure as a result of a decrease in the unit’s operating performance resulting from recently enacted pricing policies affecting drug reimbursement in France, the subsequent related loss or interruption of certain contract sales agreements and in this context, the Company’s strategic decision to cease financing its French subsidiaries. NexMed Pharma SAS, Apricus Bio’s other French subsidiary and marketing company, remains in bankruptcy reorganization and has not entered into judicial liquidation.

As a result of the conversion of the bankruptcy reorganization into a liquidation process for Finesco SAS and Scomedica SAS, and the NexMed Pharma SAS bankruptcy reorganization, the Company has determined that the three French subsidiaries will be deconsolidated from the Company’s financial statements. Although NexMed Pharma SAS has not entered the bankruptcy liquidation procedure, it is being deconsolidated in connection with the bankruptcy liquidation process underway for Finesco SAS and Scomedica SAS because NexMed Pharma SAS does not have the ability to operate independent of the entities in liquidation and its operations are not material. In connection with the deconsolidation, the Company is filing herewith certain pro forma financial information, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Pro Forma Financial Information

Attached hereto as Exhibit 99.1 is the pro forma financial information required pursuant to Article 11 of Regulation S-X as a result of the Company’s disposition of its French subsidiaries.

(d)	Exhibits

Exhibit No.	Description

99.1	Unaudited Pro Forma Financial Information as of and for the year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 30, 2013	Apricus Biosciences, Inc.

	By:	/s/ Randy Berholtz
Randy Berholtz
Executive Vice President, General Counsel and Secretary

3